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                           [Gaston & Snow letterhead]

                                January 14, 1991



Dean Witter Multi-State Municipal Series Trust
Two World Trade Center
New York, New York 10048

Gentlemen:

         Dean Witter Multi-State Municipal Series Trust (the "Trust") is a trust created under a written Declaration of Trust finally executed in Boston, Massachusetts on October 29, 1990 (the "Trust Agreement"). The Trustees have the powers set forth in the Trust Agreement, subject to the terms, provisions and conditions therein provided. We have acted as special Massachusetts counsel for the Trust with respect to the organization of the Trust, and in such capacity we are furnishing you with this opinion.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion, including the Trust Agreement. The Trust Agreement has been duly filed with the Secretary of The Commonwealth of Massachusetts and the City Clerk of the City of Boston. All filing requirements under the laws of Massachusetts have been complied with (other than the requirements of the Massachusetts Uniform Securities Act).

         Under Article VI, Section 6.1 of the Trust Agreement, the beneficial interest in the Trust is represented by an unlimited number of transferable shares $.01 par value. Under Article VI, Section 6.4, the Trustees are empowered in their discretion to issue shares of beneficial interest to such party or parties and for such amount not less than par value and type of consideration, including cash or property, at such time or times and on such terms as the Trustees may deem best.

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                                 GASTON & SNOW


Dean Witter Multi-State Municipal
  Series Trust
January 14, 1991
Page 2


     By votes adopted December 11, 1990, the Trustees authorized the issuance of the number of shares purchased by Dean Witter Reynolds Inc. as Underwriter/Distributor, in accordance with its registration instructions, upon receipt of payment therefor as provided in a Distribution Agreement between the Trust and Dean Witter Reynolds Inc.

     Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, we are of the opinion that, under existing law:

     (1) The Trust is a trust with transferable shares of beneficial interest, organized in compliance with the laws of The Commonwealth of Massachusetts, and the Trust Agreement is legal and valid.

     (2) Shares of beneficial interest which are registered under the Securities Act of 1933, as amended, under a registration statement on Form N-1A (File No. 33-37562) which the Trust has filed with the Securities and Exchange Commission (the "Registration Statement") and purchased by Dean Witter Reynolds Inc. pursuant to the Distribution Agreement referred to in the December 11, 1990 vote of the Trustees described above, may be legally and validly issued pursuant to the terms of such agreement upon receipt by the Trust of payment in compliance with Article VI, Section 6.4 of the Trust Agreement. We are further of the opinion that such shares when so issued will be fully paid and nonassessable by the Trust.

     We understand that Sheldon Curtis, Esquire, will rely on this opinion in connection with his opinion to be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such use of this opinion, and we also consent to the filing of this opinion with the Securities and Exchange Commission.


                                                               Very truly yours,
                                                               /s/ Gaston & Snow